Filed pursuant to Rule 433

Registration No.: 333-157910

Free Writing Prospectus dated November 15, 2010

Harley-Davidson Motorcycle Trust 2010-1

Issuing Entity

$600,000,000 Motorcycle Contract Backed Notes

Harley-Davidson Customer Funding Corp.

Depositor

Harley-Davidson Credit Corp.

Seller, Servicer and Sponsor

The depositor has prepared a preliminary prospectus supplement dated November 15, 2010 and prospectus dated November 15, 2010 which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 notes	P-1(sf)	A-1+(sf)
Class A-2 notes	Aaa(sf)	AAA(sf)
Class A-3 notes	Aaa(sf)	AAA(sf)
Class A-4 notes	Aaa(sf)	AAA(sf)
Class B notes	Aa1(sf)	AA(sf)
Class C notes	Aa3(sf)	A(sf)

It is a condition to the issuance of the notes that each class of notes receives at least the rating listed above.

Joint Bookrunners

RBS	Citi	Deutsche Bank Securities	J.P. Morgan

Co-Managers
CastleOak Securities, L.P.		Loop Capital Markets

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-884-2071.